UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                                event reported):

                                March 10, 2009

                                TriCo Bancshares
             (Exact name of registrant as specified in its charter)

       California                     0-10661                    94-2792841
------------------------           ---------------          --------------------
(State or other jurisdiction of   (Commission File No.)      (I.R.S. Employer
incorporation or organization                                Identification No.)

                 63 Constitution Drive, Chico, California 95973
--------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:(530) 898-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [ ] Written  communications  pursuant to Rule 425 under the  Securities Act (17
     CFR 230.425)

 [ ] Soliciting  material pursuant to rule 14a-12 under the Exchange Act (17 CFR
     240.14a-12)

 [ ] Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On March 10, 2009, the Board of Directors increased the size of the Board to twelve persons and elected Ms. Virginia Walker, age 64, to the Board of Directors. Ms. Walker has been the General Manager of the Jamison Group LLC, a high-tech consulting company, since 2008. From 2001 to 2007, Ms. Walker held various strategy development and executive positions at Enea AB., a publicly traded software and professional services company headquartered in Stockholm, Sweden. Ms. Walker received a bachelors of science degree in business administration from California State University, San Jose. Ms. Walker is expected to be appointed to the following Board committees: Audit, Information Technology, Investment and Asset-Liability Committees.

Also on March 10, 2009, the Board granted Ms. Walker a stock option for 20,000 shares of the Company's common stock pursuant to the terms of the Company's 2001 Stock Option Plan. The options have a per-share exercise price equal to the closing price of the Company's common stock on the date of grant, or $12.63.

Ms. Walker and the Company will enter into an Indemnification Agreement on the same terms as other directors of the Company in the form attached as Exhibit
10.21 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, previously filed with the Securities and Exchange Commission, which is incorporated herein by reference.

A copy of the press release announcing Ms. Walker's appointment as a director is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits

(c)      Exhibits

   Exhibit Number  Document
   --------------  --------

         10.1* Form of Indemnification Agreement among the Company, Tri Counties
               Bank and Virginia Walker filed as Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004

         99.1  Press release dated March 11, 2009

         *Previously filed and incorporated by reference

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2009             TRICO BANCSHARES
                                 (Registrant)

                                 By: /s/ Thomas J. Reddish
                                    ------------------------------
                                    Thomas J. Reddish
                                    Executive Vice President
                                    Chief Financial Officer

EXHIBIT 99.1


PRESS RELEASE                                         Contact:  Richard P. Smith
FOR IMMEDIATE RELEASE                                 Executive President & CEO
                                                      (530) 898-0300
                                                      ricksmith@tcbk.com

                TRICO BANCSHARES ANNOUNCES NEW BOARD APPOINTMENT

CHICO, Calif. - (March 11, 2009) -TriCo Bancshares (NASDAQ: TCBK), parent company of Tri Counties Bank, today announced that Virginia Walker has been appointed to the Board of Directors of the Company and the Bank, effective Wednesday, March 11, 2009.

Walker, a Chico resident, is a seasoned executive with over 30 years experience in a wide range of industries, including software, biotechnology and semiconductor manufacturing. She is currently the General Manager of the Jamison Group LLC, a high-tech consulting company. She has held senior positions internationally ranging from Silicon Valley entrepreneurial ventures to Fortune 500 companies in both the U.S. and Europe. She has served as CFO in four public companies, as well as had P&L responsibilities as General Manger for U.S.
operations of a multinational organization, and she drove strategic repositioning of a major software and servicing company while serving as chief strategist and marketing officer.

"I am thrilled to have Virginia Walker join our board of directors," commented Richard P. Smith, President and CEO. "She brings a wealth of financial, strategic, multinational and international business experience that will further advance our banking company as we continue to grow and expand our presence throughout the Great Valley of California. Virginia will be a strong representative for our shareholders and she will provide strong leadership, sound advice and constructive counsel for our entire banking team." concluded Smith.

"This is an exciting time in the history of the region's largest locally-owned bank," Walker said. "I feel my knowledge and experience in Silicon Valley's high-tech industry will allow me to help TriCo achieve its long-term strategic plans for growth. That I grew up right here in the region makes the opportunity all the more meaningful to me." Walker, who grew up in Oroville, California, has returned to the region following a successful career in senior executive roles for several publicly-traded high technology companies. She and husband Dell live in Chico.

TriCo Bancshares and Tri Counties Bank are headquartered in Chico, California. Tri Counties Bank has a 34-year history in the banking industry. Tri Counties Bank operates 32 traditional branch locations and 25 in-store branch locations in 23 California counties, and as of December 31, 2008, had approximately $2.04 billion in assets. Tri Counties Bank offers financial services and provides a diversified line of products and services to consumers and businesses, which include demand, savings and time deposits, consumer finance, online banking, mortgage lending, and commercial banking throughout its market area. It operates a network of 64 ATMs and a 24-hour, seven days a week telephone customer service center. Brokerage services are provided at the Bank's offices by the Bank's association with Raymond James Financial, Inc. For further information please visit the Tri Counties Bank web-site at http://www.tricountiesbank.com.